SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               GeneMedicine, Inc.
       -----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                   036870 71 0
       -----------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement.[ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                 Page 1 of 17 Pages
                         Exhibit Index Contained on Page 14

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 2 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Kleiner Perkins Caufield & Byers VI, L.P., a
                   California Limited Partnership ("KPCB VI")
                      94-3157816
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                 - 0 -
            BENEFICIALLY
              OWNED BY                ---------------------------------------------------------------------------------------
                EACH                    6         SHARED VOTING POWER
              REPORTING                                                                                             590,119
               PERSON                 ---------------------------------------------------------------------------------------
                WITH                    7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                                                                    590,119
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,119
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 3 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB VI Associates, L.P., a California Limited
                      Partnership ("KPCB VI Associates") 94-3158010
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                 - 0 -
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of KPCB  VI and  KPCB
                                                  VI.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of KPCB  VI and  KPCB
                                                  VI.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,119
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 4 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                 1,266
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of  KPCB  VI and  Mr.
                                                  Byers is a general  partner of
                                                  KPCB VI Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      1,266
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Byers is a general  partner of
                                                  KPCB VI Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    591,385
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                    [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 5 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED  VOTING  POWER  590,119
                EACH                              shares are  directly  owned by
              REPORTING                           KPCB VI. KPCB VI Associates is
               PERSON                             the  general  partner  of KPCB
                WITH                              VI.  Mr  Kholsla  is a general
                                                  partner of KPCB VI Associates.
                                                  In addition, the Vinod & Neeru
                                                  Khosla Trust holds 429 shares,
                                                  beneficial  ownership of which
                                                  Mr. Khosla disclaims.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Khosla is a general partner of
                                                  KPCB VI Associates. Mr Kholsla
                                                  is a general  partner  of KPCB
                                                  VI  Associates.  In  addition,
                                                  the Vinod & Neeru Khosla Trust
                                                  holds 429  shares,  beneficial
                                                  ownership of which Mr.  Khosla
                                                  disclaims.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,548
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 6 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                    633
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of  KPCB  VI and  Mr.
                                                  Kvamme is a general partner of
                                                  KPCB VI Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                        633
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Kvamme is a general partner of
                                                  KPCB VI Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,752
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 7 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                 3,875
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of  KPCB  VI and  Mr.
                                                  Doerr is a general  partner of
                                                  KPCB VI Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      3,875
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Doerr is a general  partner of
                                                  KPCB VI Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    593,994
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                  [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 8 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Joseph S. Lacob
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                   429
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of  KPCB  VI and  Mr.
                                                  Lacob is a general  partner of
                                                  KPCB VI Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                        429
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Lacob is a general  partner of
                                                  KPCB VI Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,548
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 9 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Bernard Lacroute
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                   429
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of  KPCB  VI and  Mr.
                                                  Lacroute  is a general partner
                                                  of KPCB VI Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                        429
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Lacroute is a general  partner
                                                  of KPCB VI Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,548
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                  [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 036870 71 0                                        13G            Page 10 of 17 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      James P. Lally
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                   613
            BENEFICIALLY              ---------------------------------------------------------------------------------------
              OWNED BY                  6         SHARED VOTING POWER
                EACH                              590,119  shares  are  directly
              REPORTING                           owned  by  KPCB  VI.  KPCB  VI
               PERSON                             Associates   is  the   general
                WITH                              partner  of  KPCB  VI and  Mr.
                                                  Lally is a general  partner of
                                                  KPCB VI Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                        613
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED    DISPOSITIVE    POWER
                                                  590,119  shares  are  directly
                                                  owned  by  KPCB  VI.  KPCB  VI
                                                  Associates   is  the   general
                                                  partner  of  KPCB  VI and  Mr.
                                                  Lally is a general  partner of
                                                  KPCB VI Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    590,732
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                  [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                       4.5%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  GeneMedicine, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  8080 North Stadium Drive, Suite 2100
                  Houston, TX  77054

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

                  This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

                  KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). This amended statement is being filed by KPCB VI Associates and KPCB VI and with respect to KPCB VI Associates, relates only to KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of GeneMedicine, Inc. held directly by KPCB VI (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB VI and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 036870 71 0

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  Please see Item 5 hereof. Each individual general partner disclaims beneficial ownership of the Shares.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  This amended statement is being filed to report the fact that each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of GeneMedicine, Inc.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not  applicable  for any  reporting  party  because the shares owned as of 12/31/96 do not exceed five percent of GeneMedicine, Inc.'s outstanding shares. Please see Item 5 hereof.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997
                                          KPCB VI ASSOCIATES, L.P., A CALIFORNIA
                                          LIMITED PARTNERSHIP


                                          By:
                                             -----------------------------------
                                               A General Partner



                                          KLEINER  PERKINS  CAUFIELD & BYERS VI,
                                          L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                          By  KPCB  VI   Associates,   L.P.,   a
                                          California  limited  partnership,  its
                                          General Partner


                                          By:
                                             -----------------------------------
                                               A General Partner



                                          BROOK H. BYERS
                                          VINOD KHOSLA
                                          E. FLOYD KVAMME
                                          L. JOHN DOERR
                                          JOSEPH S. LACOB
                                          BERNARD LACROUTE
                                          JAMES P. LALLY


                                          By:
                                             -----------------------------------
                                               Michael S. Curry
                                               Attorney-in-Fact

                                                   EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   15

Exhibit B:  List of General Partners of KPCB VI Associates              16

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G, for the Common Stock of GeneMedicine, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control.

Dated:  February 13, 1997
                                          KPCB VI ASSOCIATES, L.P., A CALIFORNIA
                                          LIMITED PARTNERSHIP


                                          By:
                                             -----------------------------------
                                               A General Partner



                                          KLEINER  PERKINS  CAUFIELD & BYERS VI,
                                          L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                          By  KPCB  VI   Associates,   L.P.,   a
                                          California  limited  partnership,  its
                                          General Partner


                                          By:
                                             -----------------------------------
                                               A General Partner



                                          BROOK H. BYERS
                                          VINOD KHOSLA
                                          E. FLOYD KVAMME
                                          L. JOHN DOERR
                                          JOSEPH S. LACOB
                                          BERNARD LACROUTE
                                          JAMES P. LALLY


                                          By:
                                             -----------------------------------
                                               Michael S. Curry
                                               Attorney-in-Fact

                                    EXHIBIT B

                               General Partners of
              KPCB VI Associates, a California limited partnership


                  Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

2.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

5.       (a)      Joseph Lacob
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

6.       (a)      Bernard Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen

7.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA  94025
         (c)      United States Citizen